UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2005

Commission File Number 0-27958

FLANDERS CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	13-3368271
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2399 26 th Avenue North, St. Petersburg, Florida	33713
(Address of principal executive offices)	(Zip Code)

(727) 822-4411
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and financial conditions

Attached as an exhibit is the Company’s press release regarding

“Flanders Q2 Earnings $0.13 per Share”

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 18, 2005	FLANDERS CORPORATION

By: /s/ Steven K. Clark Steven K. Clark Chief Executive Officer

EXHIBIT INDEX

99.1	Press release regarding Flanders Q2 Earnings $0.13 per Share

Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q2 Earnings $0.13 per Share

St. Petersburg, Florida, July 18, 2005 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the second quarter ended June 30, 2005. Earnings from operations were $3.5 million or $0.13 per share, up 66.7% from $2.1 million, or $0.08 per share, from the second quarter ended June 30, 2004. Revenues for the second quarter were $55.5 million up 17.8% from $47.1 million for the second quarter 2004.

Steve Clark, President and C.E.O. , commented, “ We are pleased with our quarterly performance. We continued to see revenue growth amongst all product lines. We benefited from controlling operating expenses for the quarter, thus enabling us to exceed our operating budget. . We expect to improve our results going forward”.

Robert Amerson, Chairman of the Board, commented “Our results are a testament to the success of our integration and product expansion. We continue to see a tremendous amount of interest in our high-end containment products for government and commercial settings. We are working to acquire contracts in this area, and believe that this could have a major impact on our operations. This is a developing market, and we have a competitive advantage with these customers, given our long experience in what was, historically, a niche specialty manufacturing area. We are also continuing the process to implement Flanders CSD (Flanders Complete Service Division), which continues our plan of using vertical markets and leveraging our success. ”.

Conference Call

The Company has scheduled a conference call for Tuesday, July 19, 2005 at 9:00 EST. People wishing to participate in the conference call should dial 1-877-691-0877 ten minutes prior to the call.

Selected Operations Data (all but per share data in Millions)	Q2 2005	Q2 2004
Net sales	$55.5	$47.1
Gross profit	13.6	11.9
Operating expenses	8.4	8.4
Operating income	5.2	3.5
Earnings before income taxes	5.1	3.4
Net earnings	$3.5	$2.1
Net earnings per share:
Basic	$0.13	$0.08
Diluted	$0.12	$0.08
Common shares outstanding:
Basic	26.3	26.2
Diluted	27.7	27.1

Selected Balance Sheet Data (in Millions)	6/30/2005	12/31/2004
Working capital	$64.2	$54.2
Total assets	171.3	159.7
Long-term obligations, including current maturities	30.2	23.1
Total shareholders’ equity	98.9	93.2

Flanders is a leading air filtration products manufacturer. Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk. These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome. These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders' products, the success of retailers and distributors through which Flanders sells its products, Flanders' ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, the success of Flanders CSD (Flanders Complete Services Division), the ability to continue implementation of vertical integration of our raw material supplies and the development of increased demand for its high-end products. Many of these factors are not within Flanders’ control. These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.